Exhibit 99.1

FIRST M&F CORPORATION
March 29, 2013

Dear Shareholder:

Today First M&F is paying your first quarter dividend. Performance in the quarter has been on track with our business plan for earnings and asset quality. However, we fell short of the plan in loan volume.

The big news is the proposed merger with Renasant. After the announcement both First M&F and Renasant stock trading volume and prices have risen, reflecting the market's favorable reaction to, and outlook on, the advantages of the transaction.

There will be a special shareholders' meeting, likely in June, for you to vote on the merger. You will be receiving a proxy and prospectus for that special meeting in the mail very soon.

Meanwhile, please come to the regular meeting at the Mary Ricks Thornton Cultural Center in Kosciusko at 1:30 on April 10th. Please send in your proxy even if you plan to attend. Those proxies and our annual report should have landed in your mailbox recently.

Words cannot express my appreciation and respect for the M&F Family, currently and of generations past, for 123 years of good and faithful service. The last five years have been extraordinary both in their initial disappointment and pain and in the ultimate magnificent recovery of First M&F Corporation, M&F Bank, M&F Insurance Group, and M&F Business Credit. Your M&F Team has accomplished so much. It cannot and should not be described as impossible because they did it. FMFC has risen from a low of $1.85 in 2009 to over $14 in March of this year, a reclaiming of much shareholder value. I hope you see it that way too.

We appreciate your loyal support.

The history of M&F is rich and long. The record has been written almost in its entirety. However, the effects of M&F in the past and in its new future will extend far beyond us. One thing for sure, it is to God from Whom all blessings flow, that we give our thanks and praise.

Remember to vote your proxy and attend the April 10th annual meeting, please.

Sincerely,

Hugh S. Potts, Jr.
Chairman and CEO